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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MSC.SOFTWARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	95-2239450 (I.R.S. Employer Identification No.)
2 MacArthur Place Santa Ana, California (Address of principal executive offices)	92707 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                        (if applicable)

Securities to be registered pursuant to 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant's Securities to be Registered

        As of October 18, 2004, MSC.Software Corporation, a Delaware corporation (the "Registrant"), amended the Rights Agreement, dated as of October 5, 1998 (the "Rights Agreement"), between the Registrant and ChaseMellon Shareholder Services, L.L.C. (now Mellon Investor Services LLC). The description of the Rights contained in the Registrant's Form 8-A, dated October 5, 1998, is hereby amended as described below and is qualified in its entirety by the Rights Agreement, filed as an exhibit to the Registrant's Form 8-A, dated October 5, 1998, and the Amendment No. 1 to Rights Plan, dated as of October 18, 2004 (the "Amendment"), filed as an exhibit hereto. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Rights Agreement, as amended by the Amendment.

        The Amendment amends the Rights Agreement to provide that:

          (i)    the definition of "Substantial Block" is revised to provide that "Substantial Block" shall mean a number of shares of Voting Stock having in the aggregate 20 percent or more of the general voting power; provided, however, from October 18, 2004 until the date that is 90 days after the first date that the Company is in full compliance with its filing requirements under Section 13 of the Exchange Act, "Substantial Block" shall mean a number of shares of Voting Stock having in the aggregate 12.5 percent or more of the general voting power;

          (ii)   the definition of Exempt Person shall include any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (within the meaning of Section 1(b)), on October 18, 2004, of a number of shares of Voting Stock having in the aggregate more than 12.5 percent but less than 20 percent of the general voting power so long as such Person, alone or together with all Affiliates and Associates of such Person, does not become the Beneficial Owner of one or more additional shares of Voting Stock unless upon becoming such Beneficial Owner of such additional share or shares of Voting Stock such Person is not the Beneficial Owner of 12.5 percent or more of the general voting power; and

          (iii)  until the Close of Business on the earlier of (i) the tenth Business Day after a Stock Acquisition Date or (ii) the tenth Business Day (or such later date as the Company's Board of Directors shall determine) after the date of the commencement by any Person (other than certain Exempt Persons, not including those described in clause (ii) above) of, or the date of the first public announcement (such commencement date or announcement date being herein referred to as the "Offer Date") of the intent of any Person (other than certain Exempt Persons, not including those described in clause (ii) above) to commence, a tender or exchange offer upon the successful consummation of which such Person, together with its Affiliates and Associates, would be the Beneficial Owner of a Substantial Block (irrespective of whether any shares are actually purchased pursuant to such offer),

            (A)  the Rights will automatically attach to, and be evidenced by, the certificates for Common Stock registered in the names of the holders of Common Stock (which certificates for Common Stock shall be deemed also to be Right Certificates) and not by separate Right Certificates; and

            (B)  each Right will be transferable only in connection with the transfer of the underlying shares of Common Stock.

Item 2. Exhibits

Exhibit No.	Description of Exhibit
1.1	Form of Rights Certificate (included as Exhibit A to Exhibit 2.1 of the Registrant's Form 8-A, dated October 5, 1998, and incorporated hereby by reference).
2.1
Rights Agreement, dated as of October 5, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C. (now Mellon Investor Services LLC), as Rights Agent (included as Exhibit 2.1 of the Registrant's Form 8-A, dated October 5, 1998, and incorporated herein by reference).
2.2	Amendment No. 1 to Rights Agreement, dated as of October 18, 2004, between the Registrant and Mellon Investor Services LLC, as Rights Agent.
2.3	Certificate of Designations of Junior Participating Preferred Stock (included as Exhibit 2.2 of the Registrant's Form 8-A, dated October 5, 1998, and incorporated herein by reference).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 20, 2004	MSC.SOFTWARE CORPORATION
	By:	/s/ FRANK PERNA, JR. Name: Frank Perna, Jr. Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.2	Amendment No. 1 to Rights Agreement, dated as of October 18, 2004, between the Registrant and Mellon Investor Services LLC, as Rights Agent.

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  Item 1. Description of Registrant's Securities to be Registered
  Item 2. Exhibits